Exhibit 99.1

FOR RELEASE AT 4:05 PM EDT

Contacts:

Paul Rosenbaum                                  Investors
Rentrak Corporation                             PondelWilkinson Parham
Chairman & CEO                                  Ron Parham
503-284-7581                                    503-924-1186
exitpoll@aol.com                                rparham@pondel.com


             RENTRAK REPORTS FINANCIAL RESULTS FOR FIRST QUARTER OF
            FISCAL YEAR 2006 IN LINE WITH PRIOR 7 FULL-YEAR GUIDANCE


      PORTLAND,  Ore.  (August  9,  2005)--Rentrak  Corp.   (Nasdaq:RENT)  today
announced financial results for its first quarter of fiscal year 2006 which were consistent with the company's previous full-year guidance.

      The company reported consolidated net income of $655,588, or $0.06 per diluted share, on revenue of $20.9 million. In last year's comparable quarter, the company reported consolidated net income of $1.4 million, or $0.13 per diluted share, on revenue of $25.3 million. Selling and administrative expenses in the quarter increased to $5.2 million from $4.4 million in last year's first quarter, primarily reflecting increased development costs related to the company's new information services segment, higher costs associated with the company's Sarbanes-Oxley compliance efforts and costs associated with the company's operational reorganization. The company's cash and equivalents totaled $22.1 million at June 30, 2005 compared with $22.0 million at March 31, 2005. During the first quarter of fiscal 2006, the company invested approximately $0.6 million, primarily on IT equipment and capitalized internal software development costs related to its Essentials(TM) information services.

      Rentrak Chairman and Chief Executive Officer Paul Rosenbaum commented, "Our first quarter results came in as expected and the company's PPT segment continued to provide the operating cash flow necessary to fund the on-going development and deployment of our new Essentials(TM) information services. The optimism with which we entered fiscal 2006 was reinforced by today's announcement of a multi-year contract with Comcast Corp., representing the first cable operator to subscribe to premium reporting and analytic capabilities of our OnDemand Essentials(TM) service and other services within our Entertainment Essentials(TM) suite. We expect this

Rentrak Fiscal 2006 First Quarter Earnings
Page 2 of 3

announcement to increase awareness and interest in OnDemand Essentials across the media and advertising industry. As more become aware of the new media measurement paradigm Rentrak is creating, we expect accelerated adoption of our expanding suite of services by other potential customers."

      First quarter revenues from the company's Pay-Per-Transaction (PPT) segment totaled $18.2 million compared with $22.7 million in last year's comparable period. This decline reflected the September 30, 2004 transition of a former major PPT customer to DRS programs with studios. This customer contributed approximately $8.2 million, or 32 percent, of last year's fiscal first quarter revenues. Nearly half of that secular revenue decline was offset by increased PPT revenues from existing customers due to new output programs with major studios and the commencement of revenue-sharing agreements with new video retailer customers. The PPT segment generated operating income of approximately $2.5 million in the first quarter.

      First quarter revenues from the company's Information Services segment, currently comprised of the company's Direct Revenue Sharing (DRS), Box Office Essentials(TM) and Home Video Essentials(TM) services, totaled $2.53 million compared with $2.51 million in last year's first fiscal quarter. A 12 percent increase in revenues from the Essentials services component of this segment helped to offset a 7 percent decline in DRS revenues that was due to a lower volume of rental transactions processed during the quarter. The Information Services segment generated operating income of approximately $1.1 million during the first quarter.

      On-going development expenses and corporate overhead from the company's corporate services group generated an operating loss of $2.7 million in the first quarter and, combined with the operating income generated by the PPT and Information Services segment, resulted in consolidated operating income totaling $877,000 during the first quarter.

      Rosenbaum concluded, "We continue to expect revenues of between $80-85 million in fiscal year 2006, spread fairly evenly between the four quarters. We continue to expect quarterly profitability throughout fiscal 2006 and that our PPT segment and our current offerings within the Information Services segment will remain a steady source of revenue, earnings and cash flow with which to invest in ongoing development of additional Entertainment Essentials services."

Rentrak Fiscal 2006 First Quarter Earnings
Page 3 of 3

Conference Call

      Rentrak has scheduled a conference call for 2 p.m. (PDT) August 9, 2005 to discuss the company's financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 1-866-202-3048 from the U.S. or Canada, or 617-213-8843 for international callers, passcode 51084446. This call is being webcast by CCBN and can be accessed at Rentrak's web site at www.rentrak.com where it will be archived through August 9, 2006. The webcast is also accessible over CCBN's Investor Distribution Network and available to both institutional and individual investors. Individual investors can listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents (www.streetevents.com). A telephone replay of the call will be available through midnight August 19, 2005 at 888-286-8010 from the U.S. or Canada, or 617-801-6888 from outside the U.S., passcode 66877037.

About Rentrak Corporation

      Rentrak Corporation, based in Portland, Oregon, is an information management company serving clients in the media, entertainment, retail, advertising and manufacturing industries. The company's near-term focus centers on its Entertainment Essentials(TM) suite of services that is redefining media measurement in the digital broadband era. Entertainment Essentials provides customers with near-real-time, actionable insight into performance of content distributed over a wide variety of modern media technologies. Available by license or subscription, each ASP-based Entertainment Essentials application allows executives to analyze detailed industry-wide and title-specific data to make decisions that enhance the bottom line and provide competitive advantage. For further information, please visit Rentrak's corporate Web site at http://www.rentrak.com.

Safe Harbor Statement

      When used in this discussion, the words "anticipates," "expects," "intends" and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the revenues and results of operations for the company's PPT(R) and information services segments and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak's financial results include customer demand for movies in various media formats subject to company guarantees, the company's ability to attract new revenue-sharing customers and retain existing customers, the company's success in maintaining its relationships with studios and other product suppliers, the company's ability to successfully develop and market new services to create new revenue streams, and Rentrak's customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2005 annual report on Form 10-K and subsequent quarterly reports, filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

                                      # # #
                            (Financial Tables Follow)

                              RENTRAK CORPORATION
                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                          June 30,       March 31,
                                                            2005          2005 (1)
                                                         -----------    -----------
                                                         (Unaudited)
ASSETS
Current Assets:
    Cash and cash equivalents                            $22,132,919    $21,983,133
    Accounts receivable, net of allowances for
       doubtful accounts of $574,904 and $654,039         13,122,502     14,427,356
    Advances to program suppliers, net of program
       supplier reserves of $3,116,150 and $3,245,877        661,328      1,184,839
    Income tax receivable                                    573,656        580,010
    Deferred income tax assets                               579,783        944,038
    Notes receivable - related party                              --        753,301
    Other current assets                                   1,174,685      1,028,129
                                                         -----------    -----------
        Total Current Assets                              38,244,873     40,900,806


Property and Equipment, net                                3,483,058      3,216,025
Deferred Income Tax Assets                                   114,998        114,998
Other Assets                                                 779,752        851,340
                                                         -----------    -----------

        Total Assets                                     $42,622,681    $45,083,169
                                                         ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable                                     $ 9,405,591    $12,469,758
    Accrued liabilities                                      734,775        711,385
    Accrued compensation                                   1,215,948      1,538,794
    Deferred revenue                                         622,780        378,719
                                                         -----------    -----------
        Total Current Liabilities                         11,979,094     15,098,656

Long-Term Obligations:
    Lease obligations and deferred gain                       20,632         51,581

Commitments and Contingencies                                     --             --

Stockholders' Equity:
    Preferred stock, $0.001 par value; 10,000,000
      shares authorized; none issued                              --             --
    Common stock, $0.001 par value; 30,000,000
      shares authorized; shares issued and outstanding:
      10,550,395 and 10,544,913                               10,550         10,545
    Capital in excess of par value                        47,022,412     46,987,982
    Accumulated other comprehensive income                   180,879        180,879
    Accumulated deficit                                  (16,590,886)   (17,246,474)
                                                         -----------    -----------
       Total Stockholders' Equity                         30,622,955     29,932,932
                                                         -----------    -----------
       Total Liabilities and Stockholders' Equity        $42,622,681    $45,083,169
                                                         ===========    ===========


(1) Derived from our March 31, 2005 audited consolidated financial statements.

                      RENTRAK CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                                  (UNAUDITED)

                                           For the Three Months Ended June 30,
                                           ----------------------------------
                                                 2005              2004
                                              -----------       -----------


Revenue                                       $20,882,213       $25,333,002

Operating expenses:
    Cost of sales                              14,832,319        18,777,061
    Selling and administrative                  5,172,499         4,431,179
                                              -----------       -----------
                                               20,004,818        23,208,240
                                              -----------       -----------
Income from operations                            877,395         2,124,762

Other income (expense):
    Interest income                               156,180            57,845
    Interest expense                                 (792)           (1,131)
                                              -----------       -----------
                                                  155,388            56,714
                                              -----------       -----------
Income before income taxes                      1,032,783         2,181,476
Provision for income taxes                        377,195           796,237
                                              -----------       -----------

Net income                                    $   655,588       $ 1,385,239
                                              ===========       ==========

Basic net income per share                    $      0.06       $      0.14
                                              ===========       ===========

Diluted net income per share                  $      0.06       $      0.13
                                              ===========       ===========

Shares used in per share calculations:
  Basic                                        10,549,251         9,797,268
                                              ===========       ===========
  Diluted                                      11,095,332        10,461,101
                                              ===========       ===========